Exhibit 99.1

       The DIRECTV Group Announces Second Quarter 2005 Results

    EL SEGUNDO, Calif.--(BUSINESS WIRE)--Aug. 4, 2005--The DIRECTV Group, Inc. (NYSE:DTV):

    --  DIRECTV U.S. Revenues Increase 34% to $3.0 Billion

    --  DIRECTV U.S. Operating Profit before Depreciation and
        Amortization Nearly Triples to $505 Million, More than
        Doubling Margin to 17%

    The DIRECTV Group, Inc. (NYSE:DTV) today reported second quarter net income of $162 million, compared with a net loss of $13 million last year, and operating profit of $312 million, compared with an operating loss of $28 million in the same period of 2004. In addition, revenues increased 21% to $3.19 billion, and operating profit before depreciation and amortization(1) of $523 million more than tripled compared to last year's second quarter.
    "Our second quarter results are indicative of the substantial profit and cash-generating potential of DIRECTV U.S.," said Chase Carey, president and CEO. "The 34% increase in revenues to $3.0 billion and the nearly tripling of operating profit before depreciation and amortization to over $500 million at DIRECTV U.S. are a reflection of our profitable growth strategy to drive strong subscriber and ARPU growth while also increasing margins through improved cost management, particularly in key areas such as subscriber acquisition and upgrade/retention marketing."
    Carey continued: "With 964,000 gross subscriber additions in the quarter, demand for DIRECTV continues to be strong. Importantly, with the stricter credit screening policy that we implemented at the beginning of the second quarter, we are now attaining subscribers with improved credit profiles. However, DIRECTV's net subscriber additions of 225,000 were lower due to a disappointing average monthly churn rate in the quarter of 1.69% primarily resulting from an increase in involuntary churn of high-risk customers attained over the last several quarters. With our new credit policy and other recent actions taken to improve the credit worthiness of new subscribers, we believe we will drive churn lower beginning in the fourth quarter of this year."
    Carey concluded: "Looking ahead over the next few months, we are excited about several important initiatives that we believe will extend DIRECTV's leadership in the video marketplace, including a more exciting NFL SUNDAY TICKET(TM) package, the introduction of our more advanced digital video recorder and the roll-out of several markets with high-definition local television."

    Second Quarter Review

    THE DIRECTV GROUP'S OPERATIONAL REVIEW

    In the second quarter of 2005, The DIRECTV Group's revenues of $3.19 billion increased 21%, compared to the second quarter of 2004, driven principally by strong DIRECTV U.S. subscriber growth, the consolidation of the full economics of the former National Rural Telecommunications Cooperative (NRTC) and Pegasus Satellite Television (Pegasus) subscribers acquired in the third quarter of 2004, and strong average monthly revenue per subscriber (ARPU) growth at DIRECTV U.S. These changes were partially offset by lower revenues at Hughes Network Systems (HNS) due to the sale of certain HNS business units.


                                   Three Months         Six Months
The DIRECTV Group                 Ended June 30,      Ended June 30,
                                 -----------------   -----------------
                                  2005      2004      2005      2004
------------------------------   -------   -------   -------   -------
Revenues ($M)                    $3,188    $2,643    $6,336    $5,136
------------------------------   -------   -------   -------   -------
Operating Profit Before
 Depreciation and Amortization
 ($M)                               523       143       681       233
------------------------------   -------   -------   -------   -------
Operating Profit (Loss) ($M)        312       (28)      257      (125)
------------------------------   -------   -------   -------   -------
Net Income (Loss) ($M)              162       (13)      120      (652)
------------------------------   -------   -------   -------   -------
Net Income (Loss) Per Common
 Share ($)                         0.12     (0.01)     0.09     (0.47)
------------------------------   -------   -------   -------   -------

    The significant increase in operating profit before depreciation and amortization to $523 million was primarily due to the aforementioned increased revenues combined with higher DIRECTV U.S. operating margin, resulting primarily from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing, as well as a $28 million gain recorded for the sale of the DIRECTV Latin America subscribers in Mexico. Also impacting the comparison were charges in the 2004 period for $60 million related to stock-based compensation expense, severance and employee retention plans. Operating profit of $312 million improved due to the higher operating profit before depreciation and amortization, partially offset by higher amortization expense at DIRECTV U.S., resulting from intangible assets recorded as part of the NRTC and Pegasus transactions.
    Net income of $162 million in the second quarter of 2005 improved due to the increased operating profit discussed above and a $31 million tax credit (recorded in "Income (loss) from discontinued operations, net of taxes" in the Consolidated Statements of Operations) related to the favorable settlement of a U.S. federal income tax dispute associated with a previously divested business. These improvements were partially offset by a second quarter 2005 charge of $65 million related to the premium paid for the redemption of senior notes and the write-off of a portion of deferred debt issuance costs resulting from the recent debt refinancing (recorded in "Other, net" in the Consolidated Statements of Operations), as well as higher income tax expense associated with the higher pre-tax income in the most recent period.

    Year-To-Date Review

    In the first half of 2005, The DIRECTV Group's revenues of $6.34 billion increased 23%, compared to the same period of 2004, driven principally by strong DIRECTV U.S. subscriber growth, the consolidation of the full economics of the former NRTC and Pegasus subscribers, and strong ARPU growth at DIRECTV U.S. These changes were partially offset by lower revenues at HNS due to the sale of certain HNS business units.
    The nearly three-fold increase in operating profit before depreciation and amortization to $681 million in the first six months of 2005 was primarily due to the increased DIRECTV U.S. revenues discussed above combined with higher operating margins, resulting primarily from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing. Also impacting the comparison were charges in the 2004 period of $120 million related to severance, stock-based compensation expense and employee retention plans. The improved operating profit of $257 million was due to the higher operating profit before depreciation and amortization, partially offset by higher amortization expense at DIRECTV U.S. resulting from intangible assets recorded as part of the NRTC and Pegasus transactions.
    First half 2005 net income of $120 million was improved due to the higher operating profit discussed above, lower 2005 income tax expense primarily due to a decrease in pre-tax income, and two non-cash after-tax charges included in the 2004 results: $499 million primarily related to the sale of PanAmSat (reflected in "Income (loss) from discontinued operations, net of taxes") and $311 million resulting from a change in The DIRECTV Group's method of accounting for subscriber acquisition, upgrade and retention costs (reflected in "Cumulative effect of accounting change, net of taxes" in the Consolidated Statements of Operations). These changes were partially offset by a first quarter 2004 pre-tax gain of $387 million related to the sale of approximately 19 million shares of XM Satellite Radio (recorded in "Other, net" in the Consolidated Statements of Operations), higher net interest expense in 2005 primarily related to higher average debt balances and a reduction in the amount of capitalized interest, a second quarter 2005 charge of $65 million related to the premium paid for the redemption of senior notes, and the write-off of a portion of deferred debt issuance costs from the recent debt refinancing, as well as a $43 million pre-tax gain that primarily resulted from the restructuring of certain contracts in connection with the February 2004 completion of DIRECTV Latin America LLC bankruptcy proceedings.

    SEGMENT FINANCIAL REVIEW

    DIRECTV U.S. Segment

    Beginning in the fourth quarter of 2004, DIRECTV U.S. reports its current and prior period subscribers and churn on a total platform basis and no longer separately reports subscribers and churn for the former NRTC and Pegasus territories. These changes resulted from DIRECTV U.S.' purchase of 1.4 million Pegasus and NRTC member subscribers and certain related assets completed in the third quarter of 2004.


                                   Three Months         Six Months
DIRECTV U.S.                      Ended June 30,      Ended June 30,
                                 -----------------   -----------------
                                  2005      2004      2005      2004
------------------------------   -------   -------   -------   -------
Revenue ($M)                     $2,961    $2,217    $5,761    $4,298
------------------------------   -------   -------   -------   -------
Average Monthly Revenue per
 Subscriber (ARPU) ($)            67.79     65.01     66.91     64.31
------------------------------   -------   -------   -------   -------
Operating Profit Before
 Depreciation and Amortization
 ($M)                               505       175       720       320
------------------------------   -------   -------   -------   -------
Operating Profit ($M)               333        63       372        85
------------------------------   -------   -------   -------   -------
Free Cash Flow(1) ($M)              127      93(2)      151    (74)(2)
------------------------------   -------   -------   -------   -------
Subscriber Data(3):
------------------------------   -------   -------   -------   -------
Gross Platform Subscriber
 Additions (000's)                  964       984     2,101     1,934
------------------------------   -------   -------   -------   -------
Average Monthly Platform
 Subscriber Churn                  1.69%     1.49%     1.59%     1.46%
------------------------------   -------   -------   -------   -------
Net Platform Subscriber
 Additions (000's)                  225       409       730       828
------------------------------   -------   -------   -------   -------
Cumulative Subscribers
 (000's)                         14,670    13,040    14,670    13,040
------------------------------   -------   -------   -------   -------

(1) See footnote 2 in the FOOTNOTES section of this release for the definition of free cash flow.
(2) Includes $200 million of cash received for a set-top receiver supply and development agreement with Thomson.
(3) The amounts presented for 2004 and 2005 include the results from the former NRTC and Pegasus territories.

    DIRECTV U.S. gross subscriber additions of 964,000 were slightly lower than the same period a year ago primarily due to more stringent credit policies implemented at the beginning of the quarter. Average monthly churn in the quarter increased to 1.69% primarily due to higher involuntary churn from customers with lower credit scores due in part to the significant increase in gross subscriber additions over the past several quarters, and a more competitive marketplace. After accounting for this churn, DIRECTV U.S. added 225,000 net subscribers in the quarter. Over the past twelve months, the cumulative number of DIRECTV subscribers increased 13% to 14.67 million.
    DIRECTV U.S. generated quarterly revenues of $2.96 billion, an increase of 34% compared to last year's second quarter revenues. The increase was primarily due to continued strong subscriber growth, the consolidation of the full economics of the former NRTC and Pegasus subscribers, and higher ARPU. ARPU increased over 4% to $67.79 from the same period last year principally due to programming package price increases, higher mirroring fees from an increase in the average number of set-top receivers per customer and an increase in the percentage of subscribers purchasing local channels. These ARPU improvements were partially offset by the impact from the consolidation of the former NRTC and Pegasus subscribers, primarily due to the lower ARPU received from these subscribers.
    Operating profit before depreciation and amortization nearly tripled to $505 million and operating profit increased by a factor of five to $333 million compared to last year's second quarter due to the increase in DIRECTV U.S. revenues combined with higher operating margins primarily resulting from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing. Operating profit was negatively impacted by higher amortization expense resulting from intangible assets recorded as part of the NRTC and Pegasus transactions.

    DIRECTV Latin America Segment

    On October 11, 2004, The DIRECTV Group announced a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that are designed to strengthen the operating and financial performance of DIRECTV Latin America by consolidating the Direct-To-Home (DTH) platforms of DIRECTV Latin America and Sky into a single platform in each of the major territories served in the region. In aggregate, The DIRECTV Group is paying approximately $580 million in cash for the News Corporation and Liberty Media equity stakes in the Sky platforms, of which approximately $398 million was paid in October 2004, with the remaining amount expected to be paid in 2006.
    In Mexico, DIRECTV Latin America's local operating company is in the process of closing its operations and migrating its subscribers to Sky Mexico. Since the transactions were announced, 141,000 subscribers have been migrated to Sky Mexico, including 38,000 in the second quarter. As of June 30, 2005, DIRECTV Latin America's affiliate in Mexico had essentially completed the subscriber migration process. In the second quarter, DIRECTV Latin America booked a non-cash gain of $28 million related to the successful migration and retention of a portion of the Mexico subscribers and expects to book gains of up to $40 million in the second half of 2005 as additional migrated subscribers meet the retention requirements of the agreement. At the close of the transaction -- which is expected to occur in early 2006 -- an additional non-cash gain of up to $63 million is expected to be recognized.
    In Brazil, DIRECTV Brasil and Sky Brasil have agreed to merge, with DIRECTV Brasil customers migrating to the Sky Brasil platform. The transactions in Brazil are subject to local regulatory approval, which has not yet been granted. In the rest of the region, The DIRECTV Group effectively acquired Sky's DTH satellite platforms in Colombia and Chile, resulting in the addition of approximately 89,000 subscribers in 2004. DIRECTV Latin America is in the process of migrating Sky Chile subscribers to the DIRECTV Latin America platform. In Colombia, the transaction is subject to regulatory approval, which is in the process of being finalized.


                                      Three Months       Six Months
DIRECTV Latin America                Ended June 30,    Ended June 30,
                                     ---------------   ---------------
Dollars in Millions                  2005     2004     2005     2004
----------------------------------   ------   ------   ------   ------
Revenue                               $184     $167     $367     $330
----------------------------------   ------   ------   ------   ------
Operating Profit Before
 Depreciation and Amortization(1)       45       30       68       46
----------------------------------   ------   ------   ------   ------
Operating Profit (Loss)(1)               4      (16)     (10)     (47)
----------------------------------   ------   ------   ------   ------
Net Subscriber Additions(2)
 (000's)                                45       24       74       41
----------------------------------   ------   ------   ------   ------
Cumulative Subscribers(3) (000's)    1,519    1,538    1,519    1,538
----------------------------------   ------   ------   ------   ------

(1) 2005 results include a $28 million gain related to the successful migration of a portion of DIRECTV Latin America subscribers in Mexico to Sky Mexico.
(2) Excludes Mexico.
(3) Includes Mexico; however, as of June 30, 2005, there were no remaining DIRECTV Latin America subscribers in Mexico.

    In the second quarter of 2005, excluding Mexico, DIRECTV Latin America added 45,000 net subscribers. Revenues for DIRECTV Latin America increased 10% to $184 million in the quarter mostly due to a larger subscriber base in Argentina, Venezuela, Brazil and Puerto Rico, as well as the consolidation of Sky Chile and Sky Colombia, partially offset by lower revenues due to the ongoing shut-down of DIRECTV Latin America's operations in Mexico. The increase in second quarter 2005 operating profit before depreciation and amortization to $45 million and operating profit to $4 million was primarily attributable to the aforementioned $28 million non-cash gain recorded for the sale of DIRECTV Latin America's subscribers in Mexico, as well as the operating profits associated with the increased revenues discussed above. These improvements were partially offset by the effects of the shutdown process in Mexico. The operating profit also reflects reduced depreciation principally due to a fourth quarter 2004 write-down of assets in Mexico.


                        Network Systems Segment

                                         Three Months     Six Months
HNS                                          Ended           Ended
                                           June 30,        June 30,
                                         -------------   -------------
Dollars in Millions                      2005    2004    2005    2004
--------------------------------------   -----   -----   -----   -----
Revenue                                   $45    $364    $211    $681
--------------------------------------   -----   -----   -----   -----
Operating Loss Before Depreciation and
 Amortization                              (8)    (21)    (61)    (18)
--------------------------------------   -----   -----   -----   -----
Operating Loss                             (8)    (37)    (61)    (52)
--------------------------------------   -----   -----   -----   -----

    On April 22, 2005, The DIRECTV Group completed the sale of a 50% interest in HNS LLC, an entity that owns substantially all of the remaining assets of HNS, to SkyTerra Communications, Inc., an affiliate of Apollo Management, L.P., which is a New York-based private equity firm. At the close of the transaction, The DIRECTV Group received $246 million in cash and 300,000 shares of SkyTerra common stock valued at about $11 million. As of the date of the sale, The DIRECTV Group no longer consolidates the results of HNS and accounts for 50% of HNS' net income or loss as part of "Other, net" in the Consolidated Statements of Operations. However, as previously disclosed, The DIRECTV Group expects to take pension-related charges of up to $14 million in the second half of 2005.
    Second quarter 2005 revenue declined to $45 million principally due to the sale of HNS discussed above. The change in operating loss before depreciation and amortization and operating loss were mostly due to charges in 2004 totaling $19 million related to severance costs associated with the June 2004 sale of HNS' set-top box business to Thomson and an inventory write-down.


               CONSOLIDATED BALANCE SHEET AND CASH FLOW

The DIRECTV Group                          June 30,      December 31,
                                             2005           2004
----------------------------------------------------------------------
Cash, Cash Equivalents & Short-Term
 Investments ($B)                                 $4.05         $2.83
----------------------------------------------------------------------
Total Debt ($B)                                    3.42          2.43
----------------------------------------------------------------------
Net Debt (Cash) ($B)                              (0.63)        (0.40)
----------------------------------------------------------------------
Free Cash Flow(1) ($M)                             (103)         (795)
----------------------------------------------------------------------

(1) See footnote 2 in the FOOTNOTES section of this release for the definition of free cash flow.

    The DIRECTV Group's consolidated cash and short-term investment balance increased by $1.22 billion to $4.05 billion and total debt increased by $988 million to $3.42 billion, compared to the December 31, 2004, balances due primarily to the recent debt refinancings discussed below. Also impacting the change in the cash balance was the proceeds from the sale of businesses and investments.
    In April 2005, DIRECTV U.S. entered into a new senior secured credit facility. The new facility consists of a $1.5 billion eight-year Term Loan B (subsequently reduced to $1.0 billion, as described below), and a $500 million six-year Term Loan A (both of which are fully funded), as well as a $500 million undrawn six-year revolving credit facility. The interest rate on each of the term loans is currently LIBOR plus 1.50% per annum. The proceeds of the term loans were used to repay an existing $1.0 billion senior secured loan and pay related financing costs, with the remaining proceeds to be used for general corporate purposes.
    In addition, DIRECTV U.S. redeemed $490 million, plus interest and a redemption premium, of its 8 3/8% senior notes in May 2005. In June, DIRECTV U.S. raised an additional $1 billion in 6 3/8% senior notes, of which $500 million of the proceeds was used to pay down the new Term Loan B discussed above and $500 million remains available for general corporate purposes.

    CONFERENCE CALL INFORMATION

    A live webcast of The DIRECTV Group's second quarter 2005 earnings call will be available on the company's website at www.directv.com. The call will begin at 11:00 a.m. ET, today, August 4, 2005. The dial-in number for the call is 913-312-1295. The webcast will be archived on our website and a replay of the call will be available (dial-in number: 719-457-0820, code: 4219125) beginning at 3:30 p.m.
ET today through 11:59 p.m. ET Monday, August 8, 2005.

                               FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group's and DIRECTV Holdings LLC's Annual Reports on Form 10-K for the year ended December 31, 2004, for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions "Expenditures for property and equipment" and "Expenditures for satellites" from "Net cash provided by (used in) operating activities" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by DIRECTV U.S.' current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.' operating performance to other communications, entertainment, and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project," or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model; improve customer service; create new and desirable programming content and interactive features; achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.


              NON-GAAP FINANCIAL RECONCILIATION SCHEDULES
                 (Numbers may not add due to rounding)

The following table reconciles Operating Profit Before Depreciation and Amortization to Operating Profit (Loss).(a)

                                        Three Months      Six Months
Dollars in Millions                         Ended           Ended
                                          June 30,         June 30,
-------------------------------------   -------------   --------------
                                        2005    2004    2005    2004
-------------------------------------   -----   -----   -----   ------
The DIRECTV Group
 Operating Profit (Loss)                $312    $(28)   $257    $(125)
 Plus: Depreciation & Amortization
  (D&A)                                  211     172     423      357
                                        -----   -----   -----   ------
 Operating Profit Before D&A            $523    $143    $681     $233
-------------------------------------   =====   =====   =====   ======

(a) For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group's quarterly report on Form 10-Q for the quarter ended June 30, 2005, which is expected to be filed with the SEC in August 2005. Additional DIRECTV U.S. non-GAAP financial reconciliation schedules are included with the DIRECTV Holdings LLC's stand-alone financial statements included in this earnings release.


The following tables reconcile Free Cash Flow to "Net Cash Provided by Operating Activities."

Dollars in Millions                   Six Months      Twelve Months
                                    Ended June 30,  Ended December 31,
                                         2005             2004
----------------------------------------------------------------------
The DIRECTV Group
 Free Cash Flow                                (103)            $(795)
 Plus: Expenditures for property                206               476
 Plus: Expenditures for satellites              228               547
                                   -----------------------------------
 Net Cash Provided by Operating
  Activities                                    330              $229
-----------------------------------===================================


Dollars in Millions            Three Months             Six Months
                              Ended June 30,          Ended June 30,
----------------------       -----------------       -----------------
                             2005        2004        2005        2004
----------------------       -----       -----       -----       -----
DIRECTV U.S.
 Free Cash Flow              $127         $93        $151        $(74)
 Plus: Expenditures
  for property &
  equipment                   103          55         148         107
 Plus: Expenditures
  for satellites               95         101         196         173
                             -----       -----       -----       -----
 Net Cash Provided by
  Operating Activities       $324        $248        $495        $206
----------------------       =====       =====       =====       =====

    DIRECTV is the nation's leading and fastest-growing digital multichannel television service provider, with approximately 14.7 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV Inc. DIRECTV is a world-leading provider of digital multichannel television entertainment. DIRECTV (NYSE:DTV) is approximately 34 percent owned by News Corporation. For more information visit www.directv.com


THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               ------------------- -------------------

Revenues                       $3,187.9  $2,642.8  $6,335.8  $5,136.0
----------------------------------------------------------------------

Operating Costs and Expenses,
 exclusive of depreciation and
 amortization expense shown
 separately below
 Broadcast programming and
  other costs of sale           1,238.9   1,131.2   2,583.8   2,245.3
 Subscriber service expenses      230.9     179.2     463.0     335.2
 Subscriber acquisition costs:
   Third-party customer
    acquisitions                  482.7     459.5   1,081.7     910.5
   Direct customer acquisitions   161.4     163.1     323.6     315.8
 Upgrade and retention costs      226.5     230.3     481.0     406.9
 Broadcast operations expenses     63.2      50.5     125.4      95.8
 General and administrative
  expenses                        285.5     285.8     599.8     593.9
 (Gain) loss from asset sales
  and impairment charges, net     (23.9)        -      (3.0)        -
Depreciation and amortization
 expense                          211.1     171.5     423.1     357.1
----------------------------------------------------------------------
Total Operating Costs and
 Expenses                       2,876.3   2,671.1   6,078.4   5,260.5
----------------------------------------------------------------------

Operating Profit (Loss)           311.6     (28.3)    257.4    (124.5)

Interest income                    31.0       4.7      53.1      10.4
Interest expense                  (60.2)    (20.6)   (115.5)    (43.9)
Reorganization (expense)
 income                               -      (1.8)        -      43.4
Other, net                        (71.9)      5.3     (73.6)    396.9
----------------------------------------------------------------------

Income (Loss) From Continuing Operations
 Before Income Taxes, Minority
      Interests and Cumulative
       Effect of Accounting
       Change                     210.5     (40.7)    121.4     282.3

Income tax (expense) benefit      (75.6)     20.1     (31.9)   (127.0)
Minority interests in net
 (earnings) losses of
 subsidiaries                      (4.7)      3.0      (0.7)      2.3
----------------------------------------------------------------------

Income (loss) from continuing
 operations before cumulative
 effect of accounting change      130.2     (17.6)     88.8     157.6
Income (loss) from
 discontinued operations, net
 of taxes                          31.3       4.3      31.3    (499.2)
----------------------------------------------------------------------

Income (loss) before
 cumulative effect of
 accounting change                161.5     (13.3)    120.1    (341.6)
Cumulative effect of
 accounting change, net of
 taxes                                -         -         -    (310.5)
----------------------------------------------------------------------

Net Income (Loss)                $161.5    $(13.3)   $120.1   $(652.1)
======================================================================


Basic and Diluted Earnings
 (Loss) Per Common Share:
Income (loss) from continuing
 operations before cumulative
 effect of accounting change      $0.10    $(0.01)    $0.07     $0.11
Income (loss) from
 discontinued operations, net
 of taxes                          0.02         -      0.02     (0.36)
Cumulative effect of
 accounting change, net of
 taxes                                -         -         -     (0.22)
----------------------------------------------------------------------
Net Income (Loss)                 $0.12    $(0.01)    $0.09    $(0.47)
======================================================================

Weighted average number of common shares
 outstanding (in millions)
 Basic                          1,387.6   1,384.6   1,386.8   1,384.3
 Diluted                        1,393.5   1,384.6   1,392.8   1,391.0
======================================================================


THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                           June 30,     December 31,
ASSETS                                      2005            2004
-------------------------------------- ---------------- --------------
Current Assets
Cash and cash equivalents                     $3,675.2       $2,307.4
Short-term investments                           379.0          522.6
Accounts and notes receivable, net of
 allowances of $133.7 and $121.7                 856.4          918.6
Inventories                                      296.1          124.4
Prepaid expenses and other                       372.6          377.0
Assets of business held for sale                     -          521.1
-------------------------------------- ---------------- --------------

Total Current Assets                           5,579.3        4,771.1
Satellites, net                                1,729.8        1,560.4
Property, net                                  1,115.2        1,135.1
Goodwill, net                                  3,045.3        3,044.1
Intangible Assets, net                         2,051.8        2,227.1
Investments and Other Assets                   1,595.6        1,586.6
-------------------------------------- ---------------- --------------

Total Assets                                 $15,117.0      $14,324.4
====================================== ================ ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------- ---------------- --------------
Current Liabilities
Accounts payable                              $1,312.7       $1,290.9
Unearned subscriber revenue and
 deferred credits                                242.6          261.5
Short-term borrowings and current
 portion of long-term debt                         5.7           19.8
Accrued liabilities and other                    881.0          881.7
Liabilities of business held for sale                -          240.6
-------------------------------------- ---------------- --------------

Total Current Liabilities                      2,442.0        2,694.5
Long-Term Debt                                 3,411.7        2,409.5
Other Liabilities and Deferred Credits         1,551.7        1,665.4
Commitments and Contingencies
Minority Interests                                48.0           47.9
Stockholders' Equity                           7,663.6        7,507.1
-------------------------------------- ---------------- --------------

Total Liabilities and Stockholders'
 Equity                                      $15,117.0      $14,324.4
====================================== ================ ==============


THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                          Six Months Ended June 30,
                                       -------------------------------
                                            2005            2004
----------------------------------------------------------------------
Cash Flows from Operating Activities
Income from continuing operations
 before cumulative effect of
 accounting change                               $88.8         $157.6
Adjustments to reconcile income from
 continuing operations before
 cumulative effect of accounting change
 to net cash provided by
 (used in) operating activities
   Depreciation and amortization                 423.1          357.1
   Gain from asset sales and impairment
    charges, net                                  (3.0)             -
   Equity losses from unconsolidated
    affiliates                                     8.4              -
   Net (gain) loss from sale of
    investments                                    0.6         (396.5)
   Loss on disposal of assets                      4.3           15.0
   Stock-based compensation expense               20.4           42.2
   Write-off of debt issuance costs               19.0              -
   Deferred income taxes and other                46.7           41.2
   Change in other operating assets and
    liabilities
     Accounts and notes receivable                47.3           13.0
     Inventories                                (171.7)         (74.8)
     Prepaid expenses and other                   (3.6)           2.2
     Accounts payable                             14.3         (392.0)
     Accrued liabilities                         (29.2)           7.4
     Unearned subscriber revenue and
      deferred credits                           (18.9)          41.3
     Other                                      (116.1)         110.7
----------------------------------------------------------------------
Net Cash Provided by (Used in)
 Operating Activities                            330.4          (75.6)
----------------------------------------------------------------------
Cash Flows from Investing Activities
Purchase of short-term and other
 investments                                  (1,783.5)      (1,809.2)
Sale of short-term investments                 1,931.6        1,775.0
Expenditures for property                       (205.7)        (204.5)
Expenditures for satellites                     (227.5)        (232.9)
Proceeds from sale of investments                113.1          510.5
Proceeds from sale of businesses                 246.0          279.4
Other                                             (0.3)           4.2
----------------------------------------------------------------------
Net Cash Provided by Investing
 Activities                                       73.7          322.5
----------------------------------------------------------------------
Cash Flows from Financing Activities
Net (decrease) increase in short-term
 borrowings                                       (3.2)           2.7
Long-term debt borrowings                      3,003.3            0.6
Repayment of long-term debt                   (2,002.4)        (214.1)
Debt issuance costs                               (4.7)          (1.9)
Repayment of long-term obligations               (44.6)             -
Stock options exercised                           15.3           13.6
----------------------------------------------------------------------
Net Cash Provided by (Used in)
 Financing Activities                            963.7         (199.1)
----------------------------------------------------------------------
Net increase in cash and cash
 equivalents                                   1,367.8           47.8
Cash and cash equivalents at beginning
 of the period                                 2,307.4        1,434.7
----------------------------------------------------------------------
Cash and cash equivalents at the end of
 the period                                   $3,675.2       $1,482.5
----------------------------------------------------------------------

Supplemental Cash Flow Information
Interest paid                                   $116.6          $48.3
Income taxes paid                                  5.0           27.5


THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)

                                   Three Months         Six Months
                                  Ended June 30,      Ended June 30,
                                ------------------  ------------------
                                 2005      2004      2005      2004
----------------------------------------------------------------------
DIRECTV U.S.
Revenues                       $2,960.5  $2,216.9  $5,761.3  $4,297.7
Operating Profit Before
 Depreciation and
 Amortization(1)                  504.6     175.0     720.2     320.2
Operating Profit Before
 Depreciation and Amortization
 Margin(1)                         17.0%      7.9%     12.5%      7.5%
Operating Profit               $  333.2  $   63.3  $  371.6  $   84.7
Operating Profit Margin            11.3%      2.9%      6.4%      2.0%
Depreciation and Amortization  $  171.4  $  111.7  $  348.6  $  235.5
Capital Expenditures              197.7     155.7     343.9     279.2

----------------------------------------------------------------------
DIRECTV LATIN AMERICA
Revenues                       $  183.5  $  167.4  $  367.4  $  329.8
Operating Profit Before
 Depreciation and
 Amortization(1)                   45.3      30.0      67.9      45.6
Operating Profit Before
 Depreciation and Amortization
 Margin(1)                         24.7%     17.9%     18.5%     13.8%
Operating Profit (Loss)        $    4.0  $  (15.7) $   (9.5) $  (47.0)
Operating Profit Margin             2.2%      N/A       N/A       N/A
Depreciation and Amortization      41.3      45.7      77.4      92.6
Capital Expenditures               24.6      18.3      41.6      37.2

----------------------------------------------------------------------
NETWORK SYSTEMS
Revenues                       $   45.2  $  364.3  $  211.4  $  681.0
Operating Loss Before
 Depreciation and
 Amortization(1)                   (8.0)    (21.4)    (60.8)    (17.9)
Operating Loss                 $   (8.0) $  (37.3) $  (60.8) $  (51.5)
Depreciation and Amortization         -      15.9         -      33.6
Capital Expenditures                3.9      24.3      18.1      62.9

----------------------------------------------------------------------
ELIMINATIONS and OTHER
Revenues                       $   (1.3) $ (105.8) $   (4.3) $ (172.5)
Operating Loss Before
 Depreciation and
 Amortization(1)                  (19.2)    (40.4)    (46.8)   (115.3)
Operating Loss                    (17.6)    (38.6)    (43.9)   (110.7)
Depreciation and Amortization      (1.6)     (1.8)     (2.9)     (4.6)
Capital Expenditures                1.4      29.3      29.6      58.1

----------------------------------------------------------------------
TOTAL
Revenues                       $3,187.9  $2,642.8  $6,335.8  $5,136.0
Operating Profit Before
 Depreciation and
 Amortization(1)                  522.7     143.2     680.5     232.6
Operating Profit Before
 Depreciation and Amortization
 Margin(1)                         16.4%      5.4%     10.7%      4.5%
Operating Profit (Loss)        $  311.6  $  (28.3) $  257.4  $ (124.5)
Operating Profit Margin             9.8%      N/A       4.1%      N/A
Depreciation and Amortization     211.1     171.5     423.1     357.1
Capital Expenditures              227.6     227.6     433.2     437.4

======================================================================

(1) See footnote 1 in the FOOTNOTES section above.


  The Following Data Reflect DIRECTV U.S.' Financial Statements and
                  Other Data as a Stand Alone Entity


DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ---------------------------------------
                                 2005      2004      2005      2004
                               --------- --------- -------------------

Revenues                       $2,960.5  $2,216.9  $5,761.3  $4,297.7
------------------------------ --------- --------- -------------------

Operating Costs and Expenses,
 exclusive of depreciation and
 amortization expense shown
 separately below
   Programming and other costs  1,137.7     856.5   2,287.3   1,704.6
   Subscriber service expenses    219.2     166.0     439.7     312.0
   Subscriber acquisition costs:
     Third-party customer
      acquisitions                467.9     445.4   1,055.8     881.9
     Direct customer
      acquisitions                154.3     162.1     312.0     313.4
   Upgrade and retention costs    223.2     226.8     475.4     401.0
   Broadcast operations
    expenses                       35.3      35.2      70.7      65.2
   General and administrative
    expenses                      218.3     149.9     400.2     299.4
Depreciation and amortization
 expense                          171.4     111.7     348.6     235.5
------------------------------ --------- --------- -------------------
Total Operating Costs and
 Expenses                       2,627.3   2,153.6   5,389.7   4,213.0
------------------------------ --------- --------- -------------------

Operating Profit                  333.2      63.3     371.6      84.7

Interest expense, net             (54.2)    (46.0)   (110.2)    (93.4)
Other expense                     (65.2)       --     (65.6)       --
------------------------------ --------- --------- -------------------

Income (Loss) Before Income
 Taxes and Cumulative Effect
 of Accounting Change             213.8      17.3     195.8      (8.7)

Income tax (expense) benefit      (82.0)     (6.6)    (75.1)      3.4
------------------------------ --------- --------- -------------------

Income (loss) before
 cumulative effect of
 accounting change                131.8      10.7     120.7      (5.3)
Cumulative effect of
 accounting change, net of
 taxes                               --        --        --    (311.5)
------------------------------ --------- --------- -------------------

Net Income (Loss)                $131.8     $10.7    $120.7   $(316.8)
============================== ========= ========= ===================


DIRECTV HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                           June 30,      December 31,
ASSETS                                      2005            2004
----------------------------------------------------------------------
Current Assets
Cash and cash equivalents                       $814.0          $34.5
Accounts receivable, net of allowances
 of $96.6 and $86.4                              815.1          885.0
Inventories, net                                 294.2          122.0
Prepaid expenses and other                       241.8          289.8
----------------------------------------------------------------------

Total Current Assets                           2,165.1        1,331.3
Satellites, net                                1,764.8        1,597.4
Property, net                                    723.5          686.1
Goodwill                                       3,031.7        3,031.7
Intangible Assets, net                         2,048.3        2,224.9
Other Assets                                     125.4          122.8
----------------------------------------------------------------------

Total Assets                                  $9,858.8       $8,994.2
======================================================================

LIABILITIES AND OWNER'S EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable and accrued
 liabilities                                  $1,851.3       $1,771.7
Unearned subscriber revenue and
 deferred credits                                225.5          255.9
Current portion of long-term debt                  2.8           10.2
----------------------------------------------------------------------

Total Current Liabilities                      2,079.6        2,037.8
Long-Term Debt                                 3,410.5        3,276.6
Other Liabilities and Deferred Credits         1,065.7        1,128.6
Deferred Income Taxes                            227.9          172.3
Commitments and Contingencies

Owner's Equity
Capital stock and additional paid-in
 capital                                       4,034.2        3,458.7
Accumulated deficit                             (959.1)      (1,079.8)
----------------------------------------------------------------------
Total Owner's Equity                           3,075.1        2,378.9
----------------------------------------------------------------------

Total Liabilities and Owner's Equity          $9,858.8       $8,994.2
======================================================================


DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                          Six Months Ended June 30,
                                            2005            2004
----------------------------------------------------------------------
Cash Flows from Operating Activities
Income (Loss) Before Cumulative Effect
 of Accounting Change                           $120.7          $(5.3)
  Adjustments to reconcile income
   (loss) before cumulative effect of
   accounting change to net cash
   provided by operating activities
    Depreciation and amortization
     expense                                     348.6          235.5
    Equity losses from unconsolidated
     affiliates                                    0.7             --
    Loss on sale or disposal of
     property                                       --            8.6
    Stock-based compensation expense              13.2           15.9
    Amortization of debt issuance
     costs                                         3.9            4.5
    Write-off of debt issuance costs              19.0             --
    Deferred income taxes and other               55.3           (3.8)
    Change in other operating assets
     and liabilities
     Accounts receivable, net                     49.9          (39.5)
     Inventories                                (172.2)         (97.8)
     Prepaid expenses and other                   48.3           (3.8)
     Other assets                                 (1.9)         (30.4)
     Accounts payable and accrued
      liabilities                                 91.6          (31.6)
     Unearned subscriber revenue and
      deferred credits                           (30.4)          41.7
     Other liabilities and deferred
      credits                                    (52.2)         111.6
----------------------------------------------------------------------
Net Cash Provided by Operating
 Activities                                      494.5          205.6
----------------------------------------------------------------------
Cash Flows from Investing Activities
Expenditures for property and
 equipment                                      (148.3)        (106.5)
Expenditures for satellites                     (195.6)        (172.7)
Proceeds from sale of property                      --            3.3
----------------------------------------------------------------------
Net Cash Used in Investing Activities           (343.9)        (275.9)
----------------------------------------------------------------------
Cash Flows from Financing Activities
Cash proceeds from refinancing
 transactions                                  3,003.3             --
Cash contribution from Parent                    538.3             --
Repayment of debt                             (2,001.8)        (213.2)
Repayment of borrowing from Parent              (875.0)            --
Payments for long-term obligations               (31.2)            --
Debt issuance costs                               (4.7)          (1.9)
----------------------------------------------------------------------
Net Cash Provided by (Used in)
 Financing Activities                            628.9         (215.1)
----------------------------------------------------------------------
Net increase (decrease) in cash and
 cash equivalents                                779.5         (285.4)
Cash and cash equivalents at beginning
 of the period                                    34.5          415.7
----------------------------------------------------------------------
Cash and cash equivalents at end of
 the period                                     $814.0         $130.3
======================================================================

Supplemental Cash Flow Information
Interest paid                                   $114.9          $93.8
Income taxes (refunded) paid                     (44.1)           0.5


DIRECTV HOLDINGS LLC
Non-GAAP Financial Reconciliation and Other Data
(Unaudited)

----------------------------------------------------------------------
                                   Three Months        Six Months
                                       Ended              Ended
                                     June 30,           June 30,
                                 ----------------- -------------------
                                   2005     2004     2005      2004
                                 ----------------- -------------------
                                         (Dollars in Millions)

Operating Profit                   $333.2   $63.3    $371.6     $84.7
Add back: Subscriber acquisition
 costs:
    Third-party customer
     acquisitions                   467.9   445.4   1,055.8     881.9
    Direct customer acquisitions    154.3   162.1     312.0     313.4
  Depreciation and amortization
   expense                          171.4   111.7     348.6     235.5
                                 --------- ------- --------- ---------
Subtotal                            793.6   719.2   1,716.4   1,430.8
                                 --------- ------- --------- ---------

Pre-SAC margin(1)                $1,126.8  $782.5  $2,088.0  $1,515.5
                                 ========= ======= ========= =========
Pre-SAC margin as a percentage
 of revenue(1)                       38.1%   35.3%     36.2%     35.3%
----------------------------------------------------------------------

                              Other Data
----------------------------------------------------------------------
                                       Three Months      Six Months
                                           Ended            Ended
                                         June 30,         June 30,
                                      ---------------  ---------------
                                        2005    2004     2005    2004
                                      ---------------  ---------------
Average monthly revenue per
 subscriber (ARPU)                    $67.79  $65.01   $66.91  $64.31
Average monthly churn %(2)              1.69%   1.49%    1.59%   1.46%
Average subscriber acquisition
 costs-per subscriber (SAC)             $646    $643     $651    $644
Total number of subscribers-platform
 (000's)(2)                           14,670  13,040   14,670  13,040
Capital expenditures (millions)       $197.7  $155.7   $343.9  $279.2
----------------------------------------------------------------------

(1) Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions "Subscriber acquisition costs" and "Depreciation and amortization expense" to "Operating Profit." This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers, and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs," management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

    The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit, and net income), to compare DIRECTV U.S.' operating performance to other communications, entertainment, and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.' current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(2) The amounts presented for 2004 and 2005 include the results from the former NRTC and Pegasus subscribers for all periods presented.

    CONTACT: The DIRECTV Group, Inc.
             Media Contact:
             Bob Marsocci, 310-964-4656
             or
             Investor Relations:
             212-462-5200